EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SIMPLETECH ANNOUNCES CLOSURE OF XIRAN DIVISION, REVISION OF REVENUE

GUIDANCE FOR THE SECOND QUARTER OF 2004, AND BOARD APPROVAL OF

STOCK REPURCHASE PROGRAM

June 16, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open standard memory solutions based on Flash memory and DRAM technologies, today announced that it has closed its Xiran Division, and has taken a one-time charge of approximately $3.5 million. As a result of this closure, SimpleTech expects to decrease operating expenses by approximately $2 million per quarter.

While the Xiran Division had successfully productized its core technology and generated nominal revenues, the time table for significant revenue realization was uncertain. Management carefully evaluated multiple alternatives for the Xiran Division. In light of the slower-than-expected maturation of the iSCSI storage market, management believed it to be in the best interests of the company to close the Xiran Division.

The company believes revenues for the second quarter of 2004 will range from $53 million to $56 million. The company is lowering its revenue guidance for the second quarter of 2004 from approximately $66 million. The revision is due primarily to a reduction of Flash sales into the retail channel and a decrease in DRAM component prices during the second quarter of 2004. Since March 31, 2004, inventory has decreased by approximately $10 million, while cash and marketable securities have increased by approximately $6 million.

Additionally, SimpleTech announced that its board of directors has authorized the company to repurchase up to $15 million of its common stock over the next 18 months. The shares may be purchased from time to time at prevailing market prices through open market or unsolicited negotiated transactions, depending on market conditions and other considerations. There is no guarantee as to the exact number of shares that will be repurchased by SimpleTech, and the company may discontinue purchases at any time that management determines that additional purchases are not warranted. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. As of March 31, 2004, SimpleTech had approximately 48 million common shares outstanding.

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss the topics included in this news release. The call will take place today at 2:30 p.m., Pacific/5:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast by Thomson/CCBN and can be accessed at www.simpletech.com, then click on “Investor Relations.”

Safe Harbor Statement

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning earnings guidance for the second quarter of 2004, the impact of the closure of the Xiran Division on operating expenses and the implementation of the stock repurchase plan. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: SimpleTech may not achieve the expected revenues, the closure of the Xiran Division could affect operating expenses by less than $2 million per quarter and SimpleTech may not repurchase any shares under the stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.